News Release

Contact: W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS THIRD QUARTER RESULTS

NASHVILLE, Tenn. (November 19, 2010) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended October 30, 2010.

Net sales for the 13-week period ended October 30, 2010, increased 0.4% to $92.7 million compared with $92.4 million for the 13-week period ended October 31, 2009. Comparable store sales for the third quarter of fiscal 2010 decreased 2.4% compared with an increase of 11.3% in the prior-year period. The Company opened 15 stores and closed 5 stores during the quarter to end the period with 296 stores.

Net sales for the 39-week period ended October 30, 2010, increased 4.7% to $275.7 million compared with $263.4 million for the 39-week period ended October 31, 2009. Comparable store sales for the 39 weeks ended October 30, 2010, increased 3.5% compared with an increase of 7.6% in the prior-year period. The Company opened 28 stores and closed 11 stores during the 39-week period.

The Company reported net income of $2.3 million, or $0.11 per diluted share, for the third quarter of fiscal 2010 compared with net income of $5.8 million, or $0.27 per diluted share ($0.23 per diluted share adjusted), for the third quarter of fiscal 2009. Income tax expense for the third quarter of fiscal 2009 included a benefit of approximately $1.0 million, or $0.04 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in prior periods.

For the 39-week period, the Company reported net income of $12.0 million, or $0.59 per diluted share, compared with net income of $12.5 million, or $0.62 per diluted share ($0.49 per diluted share adjusted), in the prior-year period. Income tax expense for the comparable 39-week period in fiscal 2009 included a benefit of approximately $2.6 million, or $0.13 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in prior periods.

As discussed in previous quarters, the Company believes that presenting adjusted net income and earnings per share for its 2009 periods to reflect normalized tax rates is instrumental in judging the Company’s performance for fiscal 2010 and future periods when the Company is expected to incur a higher effective tax rate. See “Reconciliation of Non-GAAP Financial Information” below.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “Our new store class is on schedule, and we are pleased that we will open 38 stores, which is in the upper range of our target. Importantly, we will return to net store growth during the fourth quarter. Early results suggest that this year’s class of new stores will be as strong as last year’s class. Kirkland’s balance sheet remains solid as we ended the quarter in line with our inventory target, and we continue to be a strong cash generator with significant free cash flow expected in 2010. However, the tough comparison to last year’s record

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Third Quarter Results

November 19, 2010

earnings and robust comparable store sales, as well as the higher in-bound freight costs that we have previously discussed, presented difficult challenges. Traffic counts remained strong, but in a few of our key categories, our assortments did not convert customers at sufficient rates to achieve a comparable store sales increase for the quarter. We understand where the challenges and opportunities lie in our merchandise, and we are taking steps to achieve more consistent performance across all product categories for fiscal 2011.”

Updated Fourth Quarter and Fiscal 2010 Performance Goals

Store Growth: At quarter end, the Company operated 296 stores compared with 279 stores at the beginning of fiscal 2010 and 299 stores at the beginning of fiscal 2009. The Company expects to open an additional 10 stores early in the fourth quarter, which is in the higher end of its previous projection of 7 to
12 new stores in the fourth quarter. The Company also expects to close 5 to 8 stores in the fourth quarter. For fiscal 2011, the Company is targeting net store unit growth of approximately 10% and net square footage growth of approximately 15%.
Net Sales:
The Company expects total sales for fiscal 2010 to
increase in the range of 2% to 4% compared with fiscal
2009, which would imply a mid-to-high single-digit
decrease in comparable store sales for the fourth
quarter of fiscal 2010, offset by a sales lift provided
by the net increase in the store base.

Margins:
The Company expects operating margin in fiscal 2010 to
be below fiscal 2009 levels by approximately 100 to 150
basis points due to increases in overseas and inbound
freight costs and higher markdown rates, partially
offset by the benefit from lower occupancy costs and the
strong performance of new store openings.

Earnings:
The Company expects to report earnings of $0.66 to $0.70
per diluted share in the fourth quarter of fiscal 2010
compared with adjusted diluted earnings per share of
$0.92 a year ago, which would equate to fiscal 2010
earnings of $1.25 to $1.29 per diluted share compared
with adjusted diluted earnings per share of $1.42 in
fiscal 2009. The Company expects its effective tax rate
for fiscal 2010 to be approximately 39% compared with
26.4% in fiscal 2009.

Cash Flow:
The Company expects to generate positive cash flow in
fiscal 2010 and fully fund its new store growth and
technology improvements through cash generated from
operations. Year end cash balances are expected to be
in the range of $85 million. Capital expenditures are
estimated to range between $24 million and $26 million
for fiscal 2010.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the third quarter of fiscal 2010. The number to call for the interactive teleconference is (212) 231-2925. A replay of the conference call will be available through Friday, November 26, 2010, by dialing (402) 977-9140 and entering the confirmation number, 21477421.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=73992 on November 19, 2010, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

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KIRK Reports Third Quarter Results

Page 3

November 19, 2010

Reconciliation of Non-GAAP Information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted diluted earnings per share” and are equal to net income, and diluted earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets and certain income tax credits related to prior periods. Management uses these measures to focus on normalized operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:

Reconciliation of Non-GAAP Financial Information
(dollars in thousands, except per share amounts)	13 Weeks Ended	39 Weeks Ended	13 Weeks Ended	52 Weeks Ended
	October 31,	October 31,	January 30,	January 30,
	2009	2009	2010	2010
Net income
Net income in accordance with GAAP	$5,570	$12,492	$22,078	$34,570
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($954)	($2,562)	($3,319)	($5,881)
Adjusted net income	$4,616	$9,930	$18,759	$28,689
Diluted earnings per share
Diluted EPS in accordance with GAAP	$0.27	$0.62	$1.08	$1.71
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($0.04)	($0.13)	($0.16)	($0.29)
Adjusted diluted earnings per share	$0.23	$0.49	$0.92	$1.42

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 299 stores in 29 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Quarter Results

November 19, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13-Week Period Ended
	October 30,	October 31,
	2010	2009
Net sales	$92,725	$92,389
Cost of sales	56,732	54,458

Gross profit	35,993	37,931
Operating expenses:
Operating expenses	29,081	26,757
Depreciation	3,146	3,531

Operating income	3,766	7,643
Other income, net	29	7

Income before income taxes	3,795	7,650
Income tax expense	1,516	2,080

Net income	$2,279	$5,570

Earnings per share:
Basic	$0.11	$0.28

Diluted	$0.11	$0.27

Shares used to calculate earnings per share:
Basic	19,889	19,708

Diluted	20,522	20,333

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KIRK Reports Third Quarter Results

November 19, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	39-Week Period Ended
	October 30,	October 31,
	2010	2009
Net sales	$275,694	$263,397
Cost of sales	164,243	159,885

Gross profit	111,451	103,512
Operating expenses:
Operating expenses	82,374	76,048
Depreciation	9,294	11,017

Operating income	19,783	16,447
Other income, net	148	73

Income before income taxes	19,931	16,520
Income tax expense	7,882	4,028

Net income	$12,049	$12,492

Earnings per share:
Basic	$0.61	$0.63

Diluted	$0.59	$0.62

Shares used to calculate earnings per share:
Basic	19,839	19,684

Diluted	20,588	20,181

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KIRK Reports Third Quarter Results

November 19, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	October 30, 2010	January 30, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$58,831	$76,412	$37,017
Inventories, net	56,851	39,355	53,701
Deferred income taxes	4,013	3,552	1,816
Other current assets	11,653	4,331	8,327

Total current assets	131,348	123,650	100,861
Property and equipment, net	45,125	36,856	38,505
Non-current deferred income taxes	3,656	4,395	2,963
Other assets	684	640	641

Total assets	$180,813	$165,541	$142,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,923	$15,589	$24,899
Income taxes payable	—	7,087	—
Other current liabilities	21,625	25,402	22,619

Total current liabilities	47,548	48,078	47,518
Deferred rent and other long-term liabilities	30,332	28,978	29,481

Total liabilities	77,880	77,056	76,999

Net shareholders’ equity	102,933	88,485	65,971

Total liabilities and shareholders’ equity	$180,813	$165,541	$142,970

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KIRK Reports Third Quarter Results

November 19, 2010

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	39 Week Period Ended
	October 30, 2010	October 31, 2009
Net cash provided by (used in):
Operating activities	$(320)	$8,332
Investing activities	(17,810)	(7,946)
Financing activities	549	186

Cash and cash equivalents:
Net increase (decrease)	(17,581)	572
Beginning of period	76,412	36,445

End of period	$58,831	$37,017

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